Exhibit 10.29
THREE PARTY AGREEMENT

THIS THREE PARTY AGREEMENT (this "Agreement"), is entered into as of October 10, 2002, among THE BOC GROUP, INC., a Delaware corporation ("BOC"), PRAXAIR, INC., a Delaware corporation ("Praxair"), and NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP, a Massachusetts limited partnership ("NEA").

WHEREAS, NEA owns a carbon dioxide processing plant facility located at Bellingham, Massachusetts (the "Facility");

WHEREAS, BOC and NEA have entered into that certain On-Site Steam Supply Agreement dated October 10, 2002 (the "Steam Agreement") pursuant to which BOC has agreed to purchase and NEA has agreed to sell the steam produced by NEA's cogeneration power plant (the "NEA Plant") associated with the Facility;

WHEREAS, BOC and NEA have entered into that certain Operating Lease Agreement, dated October 10, 2002 (the "Lease Agreement") pursuant to which BOC has agreed to lease, operate and maintain the Facility;

WHEREAS, BOC and NEA have entered into that certain Agreement of Sale, dated as of October 10, 2002 (the "BOC Flue Gas Sale Agreement" and, together with the Steam Agreement and the Lease Agreement, the "BOC Documents")), pursuant to which BOC has agreed to purchase and NEA has agreed to sell flue gas from the NEA Plant.;

WHEREAS, Praxair and NEA have entered into that certain Flue Gas Supply Agreement, dated as of October 10, 2002 (the "Praxair Flue Gas Agreement") pursuant to which Praxair has agreed to purchase and NEA has agreed to sell flue gas from the NEA Plant;

WHEREAS, Praxair and BOC have entered into that certain Tolling Agreement, dated as of October 10, 2002 (the "Tolling Agreement"), pursuant to which BOC tolls flue gas from the NEA Plant to Praxair.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Consent to Assignment. In the event that (i) BOC is in default under the Lease Agreement, the Steam Agreement or the BOC Flue Gas Sale Agreement and such default is not cured within the applicable grace period under such agreements, or (ii) BOC's credit rating with respect to its senior unsecured debt (not supported by third party credit enhancements), as published by the Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.) or Moody's Investor Services, Inc., is less than investment grade, BOC will assign the Lease Agreement and the Steam Agreement to Praxair and Praxair shall accept the assignment of BOC's rights and obligations thereunder and toll flue gas for BOC pursuant to the Tolling Agreement; provided that Praxair and BOC shall, promptly after such assignment, execute and deliver to NEA a written assignment and assumption agreement in the form attached hereto as Exhibit A (the "Assignment"), whereby Praxair expressly agrees to assume all rights and obligations under such documents.

2. Agreement of BOC and Praxair. Praxair and BOC agree that, upon assignment, NEA may treat and regard Praxair as the counterparty under each of the Lease Agreement and Steam Agreement. NEA shall have no liability to BOC for accepting performance from Praxair under the Lease Agreement and the Steam Agreement or for any payments made to Praxair. Any assignment by BOC to Praxair of BOC's rights and obligations under the Lease Agreement and the Steam Agreement shall not be effective until a fully executed copy of the Assignment is delivered to NEA.

3. Nullification or Invalidity of Agreements. In the event a federal or state agency or a court having jurisdiction over the matter nullifies, invalidates or finds the Tolling Agreement, the Steam Agreement, the BOC Flue Gas Sale Agreement, the Praxair Flue Gas Agreement or the Lease Agreement unlawful or unenforceable (each, a "Nullification Event"), then, within 20 days of receipt of written notice of such Nullification Event from Praxair and/or BOC, NEA or its operator-agent (other than BOC or Praxair) will resume operating the Facility and shall supply equal amounts of the Facility's output of finished carbon dioxide to BOC and Praxair for what would have been the remaining term of the Lease Agreement absent the Nullification Event, and BOC and Praxair shall accept any finished carbon dioxide so supplied. NEA agrees to use commercially reasonable efforts to produce finished carbon dioxide in quantities and of a quality similar to those then prevailing under the Tolling Agreement at the time of the Nullification Event. Finished carbon dioxide supplied pursuant to this Section 3 shall be sold by NEA to Praxair and BOC at prices for each year equal to the amount that would be payable by BOC under the Lease Agreement, the Steam Agreement and the BOC Flue Gas Agreement and by Praxair under the Praxair Flue Gas Agreement for steam, power and flue gas at the operating efficiencies for power and steam as demonstrated by BOC in the twelve (12) months prior to the date of the Nullification Event, or if less than twelve months, during the time BOC was operating the Facility, plus all reasonable operation and maintenance expenses for the Facility incurred in connection with NEA's operation of the Facility over and above those covered under the Lease Agreement, the Steam Agreement, the BOC Flue Gas Agreement or the Praxair Flue Gas Agreement. The Parties shall negotiate written agreements for the sale of finished carbon dioxide incorporating these terms and agree to conform such agreements to those prevailing quality assurance and quality controls in the Steam Agreement, Lease Agreement, Tolling Agreement, BOC Flue Gas Agreement and Praxair Flue Gas Agreement, as existing at the time of the Nullification Event, as soon as possible after the notice of the Nullification Event is given. Should such a Nullification Event occur, BOC agrees to make available its employees located at the Facility to NEA, at cost, for a period of up to three months, in order to continue uninterrupted operation of the Facility pending assumption of operations by NEA's or NEA's operator-agent's personnel.

4. No Modification. BOC and NEA agree that (i) they shall not modify or amend the Lease Agreement or Steam Agreement in any way without the express written consent of Praxair which shall not be unreasonably withheld or delayed and (ii) in the event Praxair becomes the assignee of BOC pursuant to this Agreement, it shall not be bound by any modification or amendment for which it has not provided its consent.

5. Notices. Any notices to be provided under this Agreement shall be given in writing and shall be deemed to be given (a) when received by the other party via certified first class mail, postage prepaid, or (b) as of the date transmitted by telecopier and received in full prior to the close of normal business hours of the recipient, provided such notice is promptly followed with written notice as provided herein, or (c) when received by overnight courier or other means of next day personal delivery. For the purposes of this Section 5, such notices shall be mailed to the addresses or the following respective telecopier numbers as set forth below:

(a)	If to NEA:	Northeast Energy Associates, A Limited Partnership c/o FPL Energy LLC 700 Universe Blvd. P.O. Box 14000 Juno Beach, FL 33408 Attention: Business Manager Fax: 561.691.7309
(b)	If to Praxair:	Praxair, Inc. 39 Old Ridgebury Road Danbury, CT 06810 Attention: Manager Strategic Sourcing Fax: 203-837-2540
	With a copy to:	Praxair, Inc. 39 Old Ridgebury Road Danbury, CT 06810 Attention: Law Department Fax: 203-837-2545
(c)	If to Buyer:	The BOC Group, Inc. 575 Mountain Avenue Murray Hill, New Jersey 07974 Attention: Vice President Product Management Fax: 908-771-1468
	With a copy to:	The BOC Group, Inc. 575 Mountain Avenue Murray Hill, New Jersey 07974 Attention: Law Department Fax: 908-771-4803
By thirty (30) days prior written notice to the other party, any party hereto may change the person or the address to which such notice will be sent.

6. Governing Law. Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the Commonwealth of Massachusetts (without giving effect to its conflict of laws provisions which could apply the law of another jurisdiction). All disputes arising between the parties concerning the construction or enforcement of this Agreement that the parties are unable to settle between themselves shall be submitted to a trial by judge. THE PARTIES HEREBY WAIVE ANY RIGHTS TO A TRIAL BY JURY. All proceedings shall be held in Boston, Massachusetts. The parties hereby consent to jurisdiction in Boston, Massachusetts, and agree that the Commonwealth of Massachusetts is a convenient venue for any federal or state proceedings between the parties.

7. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument.

8. Assignment. This Agreement may not be assigned by Praxair without the prior written consent of NEA and BOC. This Agreement may be assigned by either NEA or BOC solely in connection with an assignment by such party of all of its interests in the Steam Agreement and Lease Agreement in accordance with the provisions thereof.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its duly authorized representative as of the date of this Agreement.
NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
		By:	Northeast Energy, LP, its General Partner
		By:	ESI Northeast Energy GP, its Administrative General Partner
		By:	RONALD SCHEIRER

		Name: Title:	Ronald Scheirer Vice President

ACKNOWLEDGED AND AGREED:
PRAXAIR, INC.
By:	C M KRICHBAUM

Name: Title:	C. M. Krichbaum Vice President
THE BOC GROUP, INC.
By:	R S GRANT

Name: Title:	R. S. Grant Vice President

EXHIBIT A
FORM OF ASSIGNMENT AGREEMENT